U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              SEC File No.: 0-33339
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                                   Form 12b-25
                           Notification of Late Filing
                                  (Check One):
                   [ ] Form 10-KSB [ ] Form 11-K [ ] Form 20-F
                          [X] Form 10-QSB [ ] FormN-SAR

                        For Period Ended: March 31, 2004
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Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


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Part I-Registration Information
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Full Name of Registrant: Nicklebys.com, Inc.
Former Name if Applicable: N/A

7393 West 44th Avenue
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Address of Principal Executive Office (Street and Number)

Wheat Ridge, Colorado 80033
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City, State and Zip Code


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Part II-Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

     [X]       (a)  The reasons  described in  reasonable  detail in Part III of this  form  could  not be  eliminated  without  unreasonable effort or expense;
     [X]       (b)  The  subject  annual  report or  semi-annual  report/portion thereof  will be filed on or before the  fifteenth  calendar day  following  the  prescribed  due  date:  or the  subject quarterly  report/portion thereof will be filed on or before the fifth  calendar day  following the  prescribed  due date and;
     [X]       (c)  The accountant's statement or other exhibit required by Rule
                    12-b-25 (c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-K, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

The registrant's accountants cannot complete the financial statements to be included in the registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 2004. See the attached statement from the registrant's accountants.

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Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification.

     Bruce Capra                       (303)                425-0607
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         (Name)                     (Area Code)         Telephone Number

(2) Have all other periodic reports required under section 30 of the Securities Exchange Act of 1934 or section 30 of Investment Company Act of 1940 during the proceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify
     report(s).   [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X ] No If so: attach an explanation of the anticipated change both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Nicklebys.com, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 12, 2004                    By:   /s/ Bruce Capra
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                                               Bruce Capra
                                               Chief Financial Officer